Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our reports dated July 29, 2009, incorporated herein by reference, on the financial statements of ING Balanced Fund and ING Strategic Allocation Moderate Fund, each a series of ING Series Fund, Inc., and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

May 5, 2010